Exhibit 10.1

Churchill Capital Corp XII

640 Fifth Avenue, 14th Floor
New York, NY 10019

THIS DIRECTOR AGREEMENT (this “Agreement”) is made and entered into as of July 14, 2026, by and between Churchill Capital Corp XII, a Cayman Islands exempted company (the “Company”), and the undersigned independent director of the Company (the “Director”).

RECITALS

WHEREAS, the Director was appointed to the Company’s board of directors (the “Board”) on July 13, 2026 (the “Appointment Date”); and

WHEREAS, the Company and the Director desire to enter into this Agreement to set forth certain agreements related to the Director’s appointment to the Board.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Director hereby agree as follows:

1. Services.

a.	Board of Directors. From and after the Appointment Date, the Director agrees to serve as a member of the Board in accordance with the Company’s amended and restated memorandum and articles of association, as amended (the “Company M&A”), until the earlier of (i) the date on which the Director ceases to be a member of the Board for any reason and (ii) the consummation of the Company’s initial business combination (such earlier date of (i) and (ii) being the “Expiration Date”).

b.	Committees. From and after the Appointment Date, the Director is hereby appointed to also serve as a member of the Company’s audit committee and compensation committee.

2. Director’s Fee. In connection with the Director’s continuing service as a director, during the Term (as defined below) the Company shall provide the Director with cash compensation of $75,000 per annum, paid quarterly as promptly as practicable after the end of each calendar quarter, but in all cases within sixty (60) days following the end of a calendar quarter. In the event the Director does not serve on the Board for an entire quarter, the Director shall be entitled to a pro rata portion of the Director’s Fee for the number of days served on the Board in the applicable period and the Company shall ensure that the Director promptly receives all compensation and any other amounts owed to the Director.

3. Indemnification and Letter Agreements. The Company and the Director have also entered into an indemnification agreement and a letter agreement.

4. Duties of Director.

a.	Fiduciary Duties. In fulfilling his responsibilities, the Director shall be charged with a fiduciary duty to the Company and all of its shareholders applicable to directors under Cayman Islands law. For so long as the Director is a member of the Board, the Director agrees to devote as much time as is necessary to perform completely the duties as a Director of the Company, including duties as a member of one or more committees of the Board to which the Director may be appointed from time to time.

b.	Confidentiality. The Director shall maintain in strict confidence all information he has obtained or shall obtain from the Company, which the Company has designated as “confidential” or which is by its nature confidential, relating to the Company and its business, operations, assets, condition (financial or otherwise), liabilities and prospects, except to the extent such information (i) is in the public domain through no breach of this Section 4(b) by the Director, or (ii) is required to be disclosed by law or a valid order by a court or other governmental or regulatory authority.

c.	Compliance with Company Policies. The Director agrees to adhere to the Company’s policies currently in effect or hereinafter adopted, including, but not limited to, the Company’s Code of Ethics.

5. Term. This Agreement is effective as of August 1, 2026 and will continue until the Expiration Date (the “Term”).

6. Trust Waiver. The Director acknowledges that the Company has established a trust account described in the Company’s registration statement on Form S-1 filed with the U.S. Securities and Exchange Commission for the benefit of the Company’s public shareholders (the “Trust Account”) and that, except for a portion of the interest earned on the amounts held in the Trust Account, the Company may disburse monies from the Trust Account only (a) to the Company’s public shareholders in the event they elect to redeem public shares in connection with the consummation of a business combination, (b) to the Company’s public shareholders if the Company fails to consummate a business combination within the time period set forth in the Company’s charter documents, or (c) to the Company after or concurrently with the consummation of a business combination. The Director waives any right, title, interest, or claim of any kind in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account for any reason whatsoever.

7. Independence. The Director acknowledges that his appointment to, and continued service on, the Board is contingent upon the Board’s determination that he is “independent” with respect to the Company, in accordance with the listing requirements of the Nasdaq Stock Market, and that he may be removed from the Board in the event that the Director does not maintain such independence standard.

8. Expenses. The Company shall reimburse the Director for pre-approved reasonable business-related expenses incurred in good faith in connection with the performance of the Director’s duties for the Company. Such reimbursement shall be made by the Company upon submission by the Director of a signed statement itemizing the expenses incurred, which shall be accompanied by sufficient documentation to support the expenditures.

9. Miscellaneous.

a. No Waiver. The failure of any party to insist upon the strict observance and performance of the terms of this Agreement shall not be deemed a waiver of other obligations hereunder, nor shall it be considered a future or continuing waiver of the same terms.

b. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to its conflict of laws rules.

c. Amendments. This Agreement may only be amended, modified or changed by an agreement signed by the Company and the Director.

d. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. Facsimile or scanned e-mail counterpart signature pages to this Agreement shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. All counterparts shall be construed together and constitute the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Director Agreement as of the date first written above.

Churchill Capital Corp XII	Director

By:
Name:	Jay Taragin	[_]
Title:	CFO

[Signature page to Director Agreement between Churchill Capital Corp XII and Director]

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